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Advanced Switching Communications, Inc.
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ASC Reports Fourth Quarter and Full Year Results

Vienna, VA, February 28, 2002 - Advanced Switching Communications, Inc. (NASDAQ: ASCX) today reported its results for the fourth quarter and full year 2001.

For the three months ended December 31, 2001, the Company reported revenue of $0.4 million, a net loss of $17.1 million and a net loss per share of $0.40, compared to revenue of $13.4 million, a net loss of $2.1 million and a net loss per share of $0.05 for the three months ended December 31, 2000.

For the year ended December 31, 2001, the Company reported revenue of $15.5 million, a net loss of $54.1 million and a net loss per share of $1.28, compared to revenue of $37.4 million, a net loss of $14.4 million and a net loss per share of $0.78 for the year ended December 31, 2000.

The net loss for the three months and the full year ended December 31, 2001 includes an $800,000 charge for a reduction in force completed in the fourth quarter and a $6.1 million charge to reflect the impairment of assets in connection with the Company's winding down of operations.

As of December 31, 2001, the Company reported assets totaling $82.9 million, including $77.8 million in cash and marketable securities -- and virtually no debt. At the end of December 2000, the Company reported assets of $137.3 million, including $112.5 million in cash and securities.

In addition, as part of its plan to wind down operations, ASC implemented a 90 percent reduction in its workforce earlier this month. This reduction will reduce the company's expenditures and assist it in its efforts to preserve its cash reserves. ASC expects to incur a charge of approximately $4.0 million in the first quarter of 2002 to cover costs associated with the workforce reduction. In connection with its planned liquidation of net assets, the Company also expects to incur costs of at least $1.5 million that will be recorded as a charge in the first quarter of 2002.

The Company also announced that, on February 21, 2002, a complaint was filed in the United States District Court for the Eastern District of Virginia against the Company and certain of its current and former officer and directors. The plaintiffs in this action claim to own a total of 100 shares and purport to act on behalf of a class of other shareholders. The complaint alleges violations of the federal securities laws in connection with the Company's initial public offering and subsequent public statements. The Company believes the claims asserted in the complaint are without merit and intends to contest these claims vigorously. However, the outcome of the suit cannot be predicted. The existence of these claims could delay the making of any distributions to the Company's stockholders or reduce the amount available for distribution in connection with the proposed plan of liquidation.

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The Company previously announced the adoption of a plan of complete liquidation and dissolution, subject to stockholder approval. The proposed plan of liquidation will be presented to the Company's stockholders for approval at a special meeting. A proxy statement describing the plan will be mailed to stockholders prior to the meeting. Stockholders are strongly advised to read the proxy statement when it becomes available, because it will contain important information. The proxy statement will be filed by the Company with the Securities and Exchange Commission (SEC). Investors may obtain a free copy of the proxy statement (when available) and other documents filed by Advanced Switching Communications, Inc. at the SEC's web site at http://www.sec.gov. The proxy statement and related materials may also be obtained for free by directing such requests to Advanced Switching Communications, Inc., 8330 Boone Boulevard, Vienna, 22182, Attention: Investor Relations.

Except for any historical information, the matters discussed in this press release contain forward-looking statements that reflect the company's current views regarding future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ, possibly materially, from those projected in the forward-looking statements. Those risks and uncertainties include, but are not limited to economic, key employee, vendor, competitive and technological factors affecting the company's growth, operations, markets, products, services and other factors. Some, but not all, of these risks and uncertainties are discussed in detail in the company's filings with the Securities and Exchange Commission, particularly the "Risk Factors" section of our amended 10-Q filed on September 13, 2001.

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Summary Financial Data (in thousands, except per share amounts)
	Quarter Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000

Revenue	$ 397	$ 13,433	$ 15,512	$ 37,381
Net Loss	(17,072)	(2,050)	(54,122)	(14,433)
Net Loss Per Share	$ (0.40)	$ (0.05)	$ (1.28)	$ (0.78)
Weighted Average Shares Outstanding	42,419	38,887	42,357	18,515

Cash and Marketable Securities			$ 77,792	$ 112,525
Total Current Assets			78,094	129,963
Total Assets			82,942	137,348
Current Liabilities			5,456	8,660
Working Capital			72,639	121,303
Stockholders' Equity			76,540	128,598